Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: July 30, 2026

Catalyst Bancorp, Inc. Announces 2026 Second Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported net income of $524,000, or $0.14 per diluted common share (“diluted EPS”), for the second quarter of 2026, compared to net income of $558,000, or $0.15 diluted EPS, for the first quarter of 2026.

On July 14, 2026, the Company completed the acquisition of Lakeside Bancshares, Inc. and its subsidiary, Lakeside Bank (collectively referred to as “Lakeside”). The Company’s reported net income for 2026 includes certain expenses related to Lakeside’s merger with and into the Company and the Bank. These expenses are referred to as “merger-related expenses” and totaled $87,000 (pre-tax) for the second quarter of 2026, compared to $95,000 (pre-tax) for the first quarter of 2026.

“Although we’ve seen a decline in loans through the first half of the year, credit quality remains sound and we continue to gain new deposit customers,” said Joe Zanco, President and Chief Executive Officer of the Company and Bank. “We’re excited about Louisiana’s economic future and are off to a running start in our new, Southwest Louisiana market.”

Loans

Loans totaled $162.8 million at June 30, 2026, down $892,000, or 1%, from March 31, 2026. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	6/30/2026	3/31/2026	Change
Real estate loans
One- to four-family residential	$76,699	$78,093	$(1,394)	(2)%
Commercial real estate	37,426	33,673	3,753	11
Construction and land	15,943	19,761	(3,818)	(19)
Multi-family residential	4,724	4,781	(57)	(1)
Total real estate loans	134,792	136,308	(1,516)	(1)
Other loans
Commercial and industrial	26,256	25,626	630	2%
Consumer	1,737	1,743	(6)	-
Total other loans	27,993	27,369	624	2
Total loans	$162,785	$163,677	$(892)	(1)

During the second quarter of 2026, a $5.0 million construction loan was converted to an amortizing commercial real estate loan. The loan is included in the health service facilities category presented in the following table.

The following table presents certain major segments of our commercial real estate, construction and land, and commercial and industrial loan balances as of the dates indicated.

(Dollars in thousands)	6/30/2026	3/31/2026	Change
Commercial real estate
Retail	$8,878	$9,273	$(395)	(4)%
Hospitality	5,440	5,519	(79)	(1)
Health service facilities	9,838	4,911	4,927	100
Restaurants	1,022	1,047	(25)	(2)
Oilfield services	345	355	(10)	(3)
Other non-owner occupied	2,002	2,322	(320)	(14)
Other owner occupied	9,901	10,246	(345)	(3)
Total commercial real estate	$37,426	$33,673	$3,753	11
Construction and land
Multi-family residential	$6,873	$5,783	$1,090	19%
Health service facilities	4,797	9,698	(4,901)	(51)
Other commercial construction and land	3,088	2,436	652	27
Consumer residential construction and land	1,185	1,844	(659)	(36)
Total construction and land	$15,943	$19,761	$(3,818)	(19)
Commercial and industrial
Oilfield services	$17,824	$17,959	$(135)	(1)%
Industrial equipment	910	986	(76)	(8)
Professional services	3,582	3,250	332	10
Other commercial and industrial	3,940	3,431	509	15
Total commercial and industrial loans	$26,256	$25,626	$630	2

Multi-family residential construction loan growth was largely driven by new apartment homes in Lafayette Parish.

Credit Quality and Allowance for Credit Losses

At June 30, 2026, non-performing assets (“NPAs”) totaled $2.3 million, down $385,000, or 14%, compared to NPAs of $2.7 million at March 31, 2026. The decline in NPAs was primarily due to the pay-off of a substandard commercial real estate loan that was individually evaluated for credit losses as of March 31, 2026. The ratio of NPAs to total assets was 0.80% and 0.94% at June 30 and March 31, 2026, respectively. Non-performing loans (“NPLs”) were 1.43% and 1.64% of total loans at June 30 and March 31, 2026, respectively. At June 30, 2026, 96% of total NPLs were one- to four-family residential mortgage loans, compared to 82% at March 31, 2026.

At June 30, 2026, the allowance for credit losses on loans totaled $2.2 million, or 1.34% of total loans, compared to $2.3 million, or 1.40% of total loans, at March 31, 2026. The Company recorded a $104,000 reversal of provision for credit losses for the second quarter of 2026, compared to a $70,000 reversal for the first quarter of 2026. The reversal of expected credit losses in the second quarter of 2026 was largely driven by a decline in construction and land loan balances as a result of a $5.0 million construction loan converting to an amortizing commercial real estate loan and a decline in the amount of classified commercial real estate loans during the second quarter of 2026.  The reversal of expected credit losses in the first quarter of 2026 was primarily driven by declines in commercial and industrial and residential loan balances.

Net loan charge-offs totaled $1,000 during the second quarter of 2026, compared to net loan charge-offs of $37,000 during the first quarter of 2026. Net loan charge-offs during the first quarter of 2026 included a $28,000 charge-off of a commercial line of credit.

Investment Securities

Total investment securities were $67.1 million, or 23% of total assets, at June 30, 2026, up $3.9 million, or 6%, compared to March 31, 2026. During the second quarter of 2026, we purchased $6.0 million of subordinated debt issued by bank holding companies. The issuers are financially strong, publicly traded companies based in the southern United States. The weighted average yield of the securities purchased during the second quarter of 2026 was 6.3%. We did not purchase investment securities in the first quarter of 2026.

Deposits

Total deposits were $196.4 million at June 30, 2026, up $1.0 million, or 1%, from March 31, 2026. Total deposits averaged $198.8 million during the second quarter of 2026, compared to $198.2 million during the first quarter of 2026. The ratio of the Company’s total loans to total deposits was 83% and 84% at June 30 and March 31, 2026, respectively.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(Dollars in thousands)	6/30/2026	3/31/2026	Change
Non-interest-bearing demand deposits	$35,346	$34,739	$607	2%
Interest-bearing demand deposits	32,667	33,249	(582)	(2)
Money market	9,248	9,296	(48)	(1)
Savings	64,386	60,525	3,861	6
Certificates of deposit	54,742	57,564	(2,822)	(5)
Total deposits	$196,389	$195,373	$1,016	1

Growth in high-yield savings accounts has been a primary driver of deposit growth during both the first and second quarters of 2026.

Total public fund deposits were $27.4 million, or 14% of total deposits, at June 30, 2026, compared to $29.8 million, or 15% of total deposits, at March 31, 2026. During the second quarter of 2026, total public fund deposits averaged $30.1 million, compared to $35.6 million during the first quarter of 2026. The decline in public fund deposits was largely due to seasonal fluctuations.

Capital and Share Repurchases

At June 30 and March 31, 2026, consolidated shareholders’ equity totaled $82.5 million and $82.2 million, or 28.5% of total assets, respectively. Following the merger of Lakeside with and into the Company and the Bank, consolidated shareholders’ equity is estimated to be approximately $78.7 million, or 12.5% of total assets, based on data as of June 30, 2026.

The Company repurchased 24,206 shares of its common stock at an average cost per share of $16.20 during the second quarter of 2026, compared to 16,614 shares at an average cost per share of $15.71 during the first quarter of 2026. The Company paused share repurchases while conducting merger-related due diligence and negotiations.

During the fourth quarter of 2025, the Company announced our sixth share repurchase plan (the “November 2025 Repurchase Plan”). Under the November 2025 Repurchase Plan, the Company may purchase up to 205,000 shares, or approximately 5% of the Company's outstanding common stock. At June 30, 2026, 148,091 shares of the Company’s common stock were available for repurchase under the November 2025 Repurchase Plan.

Since the announcement of our first share repurchase plan on January 26, 2023 and through June 30, 2026, the Company has repurchased a total of 1,255,909 shares of its common stock, or 24% of the common shares originally issued, at an average cost per share of $12.19. At June 30, 2026, the Company had common shares outstanding of 4,034,091.

Net Interest Income

The net interest margin for the second quarter of 2026 was 3.86%, up three basis points compared to the prior quarter. For the second quarter of 2026, the average yield on interest-earning assets was 5.34%, down two basis points from the prior quarter, and the average rate paid on interest-bearing liabilities was 2.31%, down four basis points from the first quarter of 2026. Net interest income for the second quarter of 2026 was $2.6 million, up $46,000, or 2%, compared to the first quarter of 2026.

Total interest income was up $14,000, or less than 1%, in the second quarter of 2026 compared to the prior quarter largely due to an increase in income on investment securities, cash and due from banks, and other interest earning assets, which was mostly offset by a decline in interest income on loans. During March 2026, a $5.9 million commercial and industrial loan relationship paid off after the sale of the borrower’s business. In the same month, the Company purchased $817,000 of stock in the Federal Reserve Bank of Atlanta, which yields a statutory rate of 6.0%. During the second quarter of 2026, as previously mentioned, the Company purchased subordinated debt with an average yield of 6.3%.

Total interest expense decreased $32,000, or 3%, in the second quarter of 2026 compared to the prior quarter. The decline in interest expense was mainly due to a decline in the average volume of total interest-bearing liabilities. Total average interest-bearing deposits were down $2.4 million, or 1%, during the second quarter of 2026 compared to the prior quarter, largely due to fluctuations in public funds.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	6/30/2026			3/31/2026
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate(TE)	Average Balance	Interest	Average Yield/ Rate(TE)
INTEREST-EARNING ASSETS
Loans receivable(1)	$163,650	$2,686	6.58%	$168,545	$2,749	6.61%
Investment securities(2)	69,732	567	3.28	67,529	522	3.13
Other interest earning assets	36,157	331	3.67	33,760	299	3.60
Total interest-earning assets	$269,539	$3,584	5.34	$269,834	$3,570	5.36
INTEREST-BEARING LIABILITIES
Demand deposits, money market, and savings accounts	$106,757	$512	1.92%	$107,158	$494	1.87%
Certificates of deposit	56,097	407	2.91	58,086	445	3.10
Total interest-bearing deposits	162,854	919	2.26	165,244	939	2.30
Borrowings	9,773	74	3.02	11,110	86	3.11
Total interest-bearing liabilities	$172,627	$993	2.31	$176,354	$1,025	2.35
Net interest-earning assets	$96,912			$93,480
Net interest income; average interest rate spread		$2,591	3.03%		$2,545	3.01%
Net interest margin(3)			3.86			3.83

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities do not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Expense

Non-interest expense for the second quarter of 2026 totaled $2.4 million, up $97,000, or 4%, compared to the first quarter of 2026. Non-interest expense included merger-related expenses of $87,000 for the second quarter of 2026, compared to $95,000 for the first quarter of 2026.

Professional fees for the second quarter of 2026 totaled $175,000 and included $64,000 of merger-related expenses. For the first quarter of 2026, professional fees totaled $185,000 and included $95,000 of merger-related expenses. Excluding merger-related expenses, professional fees increased during the second quarter of 2026 compared to the prior quarter primarily due to expenses associated with the Company’s annual meeting and annual report.

Advertising and marketing expense for the second quarter of 2026 was $47,000, up $14,000, or 42%, compared to the prior quarter largely due to merger-related expenses.

Other non-interest expense totaled $289,000 for the second quarter of 2026, up $55,000, or 24%, from the prior quarter. The majority of the increase was due to training and education expenses and annual report distribution costs. Other non-interest expense for the second quarter of 2026 also included $8,000 of merger-related expenses.

Income Tax Expense

Income tax expense for the second quarter of 2026 totaled $152,000, up $26,000, or 21%, compared to the first quarter of 2026. The Company’s effective tax rate was 22.5% for the second quarter of 2026, compared to 18.4% for the first quarter of 2026.  The increase in income tax expense and the effective tax rate for the second quarter of 2026 was mainly due to the tax impact of non-deductible merger-related expenses.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $290.0 million in assets at June 30, 2026. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana since 1922. Catalyst Bank offers commercial and retail banking products with a focus on fueling business and improving lives in the communities we serve. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com, or the website of the Securities and Exchange Commission, www.sec.gov.

Forward-looking Statements

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectations expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CATALYST BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)
(Dollars in thousands)	6/30/2026	3/31/2026	12/31/2025	6/30/2025
ASSETS
Non-interest-bearing cash	$4,973	$4,898	$4,132	$4,024
Interest-bearing cash and due from banks	32,009	33,635	21,073	36,032
Total cash and cash equivalents	36,982	38,533	25,205	40,056
Investment securities:
Securities available-for-sale, at fair value	46,218	48,216	50,467	29,294
Securities held-to-maturity	20,844	14,914	14,917	14,948
Loans receivable, net of unearned income	162,785	163,677	170,210	167,569
Allowance for credit losses	(2,185)	(2,295)	(2,367)	(2,431)
Loans receivable, net	160,600	161,382	167,843	165,138
Accrued interest receivable	876	849	907	883
Foreclosed assets	5	34	34	80
Premises and equipment, net	5,648	5,749	5,850	5,977
Stock in correspondent banks, at cost	1,976	1,963	1,139	825
Bank-owned life insurance	15,252	15,117	14,983	14,726
Other assets	1,612	1,751	1,582	1,858
TOTAL ASSETS	$290,013	$288,508	$282,927	$273,785

LIABILITIES
Deposits:
Non-interest-bearing	$35,346	$34,739	$29,991	$31,155
Interest-bearing	161,043	160,634	155,283	151,056
Total deposits	196,389	195,373	185,274	182,211
Borrowings	9,786	9,759	14,732	9,647
Other liabilities	1,308	1,167	1,196	1,128
TOTAL LIABILITIES	207,483	206,299	201,202	192,986

SHAREHOLDERS' EQUITY
Common stock	40	41	41	41
Additional paid-in capital	37,051	37,303	37,363	38,259
Unallocated common stock held by benefit plans	(5,008)	(5,129)	(5,182)	(5,596)
Retained earnings	52,994	52,470	51,912	50,967
Accumulated other comprehensive loss	(2,547)	(2,476)	(2,409)	(2,872)
TOTAL SHAREHOLDERS' EQUITY	82,530	82,209	81,725	80,799
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$290,013	$288,508	$282,927	$273,785

CATALYST BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
INTEREST INCOME
Loans receivable, including fees	$2,686	$2,749	$2,792	$5,435	$5,530
Investment securities	567	522	294	1,089	569
Cash and due from banks	309	290	353	599	694
Other earning assets	22	9	22	31	42
Total interest income	3,584	3,570	3,461	7,154	6,835
INTEREST EXPENSE
Deposits	919	939	925	1,858	1,866
Borrowings	74	86	68	160	136
Total interest expense	993	1,025	993	2,018	2,002
Net interest income	2,591	2,545	2,468	5,136	4,833
Reversal of credit losses	(104)	(70)	-	(174)	-
Net interest income after reversal of credit losses	2,695	2,615	2,468	5,310	4,833
NON-INTEREST INCOME
Service charges on deposit accounts	204	202	202	406	399
Bank-owned life insurance	135	134	119	269	237
Other	22	16	23	38	45
Total non-interest income	361	352	344	713	681
NON-INTEREST EXPENSE
Salaries and employee benefits	1,343	1,321	1,262	2,664	2,507
Occupancy and equipment	208	209	208	417	407
Data processing and communication	183	180	176	363	358
Professional fees	175	185	114	360	215
Directors’ fees	124	121	117	245	231
Foreclosed assets, net	11	-	18	11	(109)
Advertising and marketing	47	33	20	80	59
Other	289	234	263	523	492
Total non-interest expense	2,380	2,283	2,178	4,663	4,160
Income before income tax expense	676	684	634	1,360	1,354
Income tax expense	152	126	113	278	247
NET INCOME	$524	$558	$521	$1,082	$1,107

Earnings per share:
Basic	$0.15	$0.16	$0.14	$0.30	$0.30
Diluted	0.14	0.15	0.14	0.30	0.30

CATALYST BANCORP, INC.
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
EARNINGS DATA
Total interest income	$3,584	$3,570	$3,461	$7,154	$6,835
Total interest expense	993	1,025	993	2,018	2,002
Net interest income	2,591	2,545	2,468	5,136	4,833
Reversal of credit losses	(104)	(70)	-	(174)	-
Total non-interest income	361	352	344	713	681
Total non-interest expense	2,380	2,283	2,178	4,663	4,160
Income tax expense	152	126	113	278	247
Net income	$524	$558	$521	$1,082	$1,107

AVERAGE BALANCE SHEET DATA
Total loans	$163,650	$168,545	$167,627	$166,084	$166,891
Total interest-earning assets	269,539	269,834	249,137	269,686	247,920
Total assets	292,262	292,752	270,788	292,506	269,517
Total interest-bearing deposits	162,854	165,244	149,106	164,042	149,540
Total interest-bearing liabilities	172,627	176,354	158,725	174,480	159,136
Total deposits	198,754	198,160	179,426	198,458	178,272
Total shareholders' equity	82,339	82,141	80,611	82,240	80,519

SELECTED RATIOS
Return on average assets	0.72%	0.77%	0.77%	0.75%	0.83%
Return on average equity	2.55	2.76	2.59	2.65	2.77
Efficiency ratio	80.64	78.79	77.46	79.72	76.37
Net interest margin(TE)	3.86	3.83	3.98	3.84	3.93
Average equity to average assets	28.17	28.06	29.77	28.12	29.88
Common equity Tier 1 capital ratio(1)	43.37	44.29	43.72
Tier 1 leverage capital ratio(1)	26.55	26.22	27.56
Total risk-based capital ratio(1)	44.62	45.55	44.98

NON-FINANCIAL DATA
Total employees (full-time equivalent)	49	49	49
Common shares issued and outstanding, end of period	4,034,091	4,058,297	4,142,816

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC.
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
ALLOWANCE FOR CREDIT LOSSES
Loans:
Beginning balance	$2,295	$2,367	$2,500	$2,367	$2,522
Reversal of credit losses	(109)	(35)	(27)	(144)	(10)
Charge-offs	(18)	(49)	(63)	(67)	(116)
Recoveries	17	12	21	29	35
Net charge-offs	(1)	(37)	(42)	(38)	(81)
Ending balance	$2,185	$2,295	$2,431	$2,185	$2,431

Unfunded commitments:
Beginning balance	$176	$211	$104	$211	$121
Provision for (reversal of) credit losses on unfunded commitments	5	(35)	27	(30)	10
Ending balance	$181	$176	$131	$181	$131

Total reversal of credit losses	$(104)	$(70)	$-	$(174)	$-

CREDIT QUALITY(1)
Non-accruing loans	$2,175	$2,432	$1,455
Accruing loans 90 days or more past due	147	246	215
Total non-performing loans	2,322	2,678	1,670
Foreclosed assets	5	34	80
Total non-performing assets	$2,327	$2,712	$1,750

Total non-performing loans to total loans	1.43%	1.64%	1.00%
Total non-performing assets to total assets	0.80	0.94	0.64

(1)	Credit quality data and ratios are as of the end of each period presented.